Exhibit 10.4

AMENDMENT TO REVOLVING CONVERTIBLE PROMISSORY NOTE

$250,000.00	Henderson, Nevada
June 29, 2014

In consideration of such advances (hereinafter “Advance” or “Advances”) as DIVERSIFIED EQUITIES PARTNERS, LLC, or its assigns (collectively, “Holder”), has made hereon to or for the benefit of TRAILBLAZER RESOURCES, INC., a Nevada corporation (“Maker”), pursuant to the Revolving Credit Commitment, as defined in the February 21, 2013 Promissory Note (“Note”) between the Holder and the Maker, the Holder and the Maker agree to amend the Note as follows:

1.
Conversion Rights:  In exchange for a one-time cash payment of $25,000.00 from Maker to Holder, Holder agrees to eliminate the conversion right contained in the Note.  Accordingly, the Note is amended by deleting the Conversion provision in its entirety, specifically deleting the following language:

“Conversion

Holder’s Right to Convert.  Holder shall have the right, at Holder’s option, at any time, to convert all or any portion of this Note into such number of fully paid and nonassessable shares of Common Stock of Maker as shall be provided herein; provided, however, that the total number of shares of Common Stock that may be issued upon exercise of this conversion right shall not exceed Three Million Seven Hundred Thirty-One Thousand Three Hundred Forty Three (3,731,343) in the aggregate.

Notice of Conversion.  Holder may exercise the conversion right provided herein by giving written notice (the “Conversion Notice”) to Maker of the exercise of such right and stating the name or names in which the stock certificate or stock certificates for the shares of Common Stock are to be issued and the address to which such certificates shall be delivered. The Conversion Notice shall be accompanied by the Note. The number of shares of Common Stock that shall be issuable upon conversion of the Note shall equal the Principal Amount to be converted divided by Six and Seven Tenths Cents ($0.067) (the “Conversion Price”), rounded to the nearest whole share.

Conversion Procedure.  Conversion shall be deemed to have been effected on the date the Conversion Notice is given (the “Conversion Date”). Within ten (10) business days after receipt of the Conversion Notice, Maker shall issue and deliver by hand against a signed receipt therefor or by United States registered mail, return receipt requested, to the address designated by Holder in the Conversion Notice, a stock certificate or stock certificates of Maker representing the number of shares of Common Stock to which Holder is entitled and a check or cash in payment of all interest accrued and unpaid on the Note up to and including the Conversion Date.

Taxes. Maker shall pay all documentary, stamp or other transactional taxes and charges attributable to the issuance or delivery of shares of stock of Maker upon conversion; provided, however, that Maker shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the record holder of this Note.

Reservation of Shares. Maker shall at all times reserve and keep available, free from preemptive rights, unissued or treasury shares of Common Stock sufficient to effect the conversion of this Note.

Adjustment of Conversion Price.

The number of shares of Common Stock issuable upon the conversion of this Note and the Conversion Price shall be subject to adjustment as follows:

Triggering Events for Adjustment.  In the case Maker shall

(i)            pay a dividend on the Common Stock in Common Stock or securities convertible into, exchangeable for or otherwise entitling a holder thereof to receive Common Stock,

(ii)           declare a dividend payable in cash on its Common Stock and at substantially the same time offer its shareholders a right to purchase new common stock (or securities convertible into, exchangeable for or otherwise entitling a holder thereof to receive Common Stock) from proceeds of such dividend (all Common Stock so issued shall be deemed to have been issued as a stock dividend),

(iii)          subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock,

(iv)          combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock, or

(v)            issue by reclassification of its Common Stock of Maker,

the number of shares of Common Stock issuable upon conversion of this Note immediately prior thereto shall be adjusted so that Holder shall be entitled to receive after the happening of any of the events described above that number and kind of shares as Holder would have received had such Note been converted immediately prior to the happening of such event or any record date with respect thereto.  Any adjustment made pursuant to this subdivision shall become effective immediately after the close of business on the record date in the case of a stock dividend and shall become effective immediately after the close of business on the record date in the case of a stock split, subdivision, combination or reclassification.

Threshold for Adjustment.  Any adjustment in the numbers of shares of Common Stock issuable hereunder otherwise required to be made by this Section will not have to be made if such adjustment would not require an increase or decrease in one (1%) percent or more in the number of shares of Common Stock issuable upon conversion of this Note.

Manner of Adjustment.  Whenever the number of shares of Common Stock issuable upon the conversion of this Note is adjusted, as herein provided, the Conversion Price shall be adjusted (to the nearest cent) by multiplying such Conversion Price immediately prior to such adjustment by a fraction of which the numerator shall be the number of shares of Common Stock issuable upon the conversion of this Note immediately prior to such adjustment, and of which the denominator shall be the number of shares of Common Stock issuable immediately thereafter.

Reorganization, Reclassification, Consolidation, Merger or Sale.  In case of any reclassification, capital reorganization, consolidation, merger, sale of all or substantially all of Maker’s assets to another person or any other change in the Common Stock of Maker, other than as a result of a subdivision, combination, or stock dividend provided for above (any of which, a “Change Event”), then, as a condition of such Change Event, lawful provision shall be made, and duly executed documents evidencing the same from Maker or its successor shall be delivered to Holder, so that Holder shall have the right at any time prior to the Maturity Date to convert this Note into the kind and amount of shares of stock and other securities and property receivable in connection with such Change Event by a holder of the same number of shares of Common Stock as were obtainable by Holder immediately prior to such Change Event.  In any such case appropriate provisions shall be made with respect to the rights and interest of Holder so that the provisions hereof shall thereafter be applicable with respect to any shares of stock or other securities and property deliverable upon conversion hereof, and appropriate adjustments shall be made to the conversion price per share payable hereunder, provided the aggregate conversion price shall remain the same.”

All other terms and provisions of the Note shall remain the same and in full force and effect.

IN WITNESS WHEREOF, Maker and Holder have agreed to this amendment to the Promissory Note and has caused this Note to be amended as of the date first above written.

DIVERSIFIED EQUITIES PARTNERS, INC

BY:	/s/ Shawn Grimm

TRAILBLAZER RESOURCES, INC.

By:	/s/ Samuel W. Fairchild
Samuel W. Fairchild, Chief Executive Officer